Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and each related Prospectus of Gemphire Therapeutics Inc. for the registration of common stock, preferred stock, debt securities, warrants and subscription rights, and to the incorporation by reference therein of our report dated March 20, 2017, with respect to the financial statements and schedule of Gemphire Therapeutics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan

September 1, 2017